            Consolidated Rider To 300+ Series Group IRA Certificate

Effective as of the later of the date specified below or the Participant's Enrollment Date, we have amended the Certificate issued under Group Annuity Contract AC 5361 as follows:

1.   The first page is hereby amended as follows:

     A. Effective as of May 1, 1987, the first and second agreements are hereby amended to read as follows.

               "To allocate the contributions made on the Participant's behalf under the Contract to the Account or Accounts maintained for such Participant;

               To apply the amounts the Participant has in his or her Investment Accounts to provide an annuity, periodic distribution or cash value benefit at the Participant's Retirement Date; and"

     B. Effective as of May 1, 1987, the provision entitled "Ten Days to Review" is hereby amended to read as follows:

               "The Participant may end participation under the Contract and cancel this certificate by mailing it to Equitable (at the address shown on page 3) within ten days after receipt. If the Participant does this, Equitable will refund any contribution made under the Contract on the Participant's behalf, or, if greater, with respect to contributions to the Investment Divisions of the Separate Account, the Participant's Account Balances in those Investment Divisions on the date the canceled certificate is received by Equitable."

     C. Effective as of May 1, 1987, the last paragraph is hereby amended to read as follows:

               "ASSETS HELD IN CONNECTION WITH THE CONTRACT MAY BE HELD IN ONE OR MORE INVESTMENT DIVISIONS OF THE SEPARATE ACCOUNT MAINTAINED BY EQUITABLE AND MAY INCREASE OR DECREASE IN VALUE AS DESCRIBED IN THE CONTRACT."

2. Effective as of May 1, 1987, the Table of Contents is hereby amended by deleting the reference to "The Separate Accounts" and substituting reference to "The Separate Account and Its Investment Divisions."

3. Effective as of March 21, 1994, on Page 3, the following amendments are made:

     A.   The Participant's address will be added.

     B.   The Equitable office address is hereby amended to read as follows:

          "The Equitable Life Assurance Society
            Box 2468, GPO
            New York, NY 10116"

     C.   The reference to "Minimum Contribution Requirement" is deleted.

     D. The Section entitled "Available Investment Accounts" is hereby amended to read as follows:

                        "Available Investment Accounts:

  Guaranteed Rate Accounts                High Yield Account
  Money Market Account                    Global Account
  Stock Account                           Growth & Income Account
  Government Securities Account           Growth Investors Account
  Balanced Account                        Conservative Investors Account
  Aggressive Stock Account


     Equitable reserves the right to add or remove Investment Accounts in accordance with Section 3.01."

4. Effective as of March 21, 1994, Section 1.02 entitled "Participant" is amended by replacing (i) with the following:

               (i) "a person who has been by Equitable under the Contract through a Supplemental Agreement"

5. Effective as of March 21, 1994, Section 1.03 entitled "Group" is amended by replacing the term "Administrative Agreement" with the term "Supplemental Agreement."

6. Effective as of March 21, 1994, in Section 1.04 entitled "Administrative Agreement", the following amendments are made:

     A. The title "Administrative Agreement" is changed to read "Supplemental Agreement."

     B.   The first sentence is amended to read as follows:

          "The term 'Supplemental Agreement' means any written understanding between the Group and Equitable which, among other things, may describe..."

7. In Section 1.05 entitled "Retirement Date" the following amendments are made:

     A. Effective as of March 21, 1994, the last sentence of the first paragraph is hereby amended to read as follows:

               "Any election for such change must be made in writing by Participant and shall not take effect until received by Equitable at the Equitable office address on page 3, or any other address that Equitable designates in written notice to the Participant."

     B. Effective as of January 1, 1985, the second paragraph is hereby amended to read as follows:

               "Any Retirement Date must be on the first day of a calendar month and no Retirement Date shall be earlier than the date of the Participant's attainment of age 59 years and 6 months and not later than the first day of April following the calendar year in which the Participant attains the age of 70 years and 6 months."

8. In Section 1.06 entitled "Definitions Relating to the Guaranteed Rate Account" the following amendments are made:

     A. Effective as of March 21, 1994, the paragraph entitled Guarantee Rate is amended to read as follows:

               "Guarantee Rate: The Guarantee Rate for a particular Guarantee is the effective annual rate of interest applicable throughout the Duration of that Guarantee. The open period for such a Guarantee Rate will be from the date it is declared through the last day of the Contribution Quarter or until Equitable establishes a new Guarantee Rate during such Contribution Quarter. Equitable will establish and announce the first Guarantee Rate of a given Contribution Quarter at least 10 days prior to the commencement of the Contribution Quarter. Equitable reserves the right, however, to change the Guarantee Rate during a Contribution Quarter. Each contribution or transfer shall be credited with the Guarantee Rate in effect on the date of its receipt and shall not be affected by any subsequent change in the Guarantee Rate offered by Equitable. The Guarantee Rate will never be less than 3% per annum."

     B. Effective as of March 21, 1994, the first sentence of the definition of "Guarantee Withdrawal Charge" is amended to read as follows:

               "Any transfers or withdrawals with respect to a Guarantee prior to the end of the Duration of that Guarantee, except for withdrawals for Participant Service Charges as set forth in
               Section 3.08, for death or disability benefits as set forth in
               Section 3.10, or upon the election of an Annuity Benefit pursuant to Section 4.03 or a periodic distribution option in accordance with Section 4.04, will be subject to a Withdrawal Charge."

     C. Effective as of January 1, 1986, the following last sentence is added in the second paragraph of the definition of "Guarantee Withdrawal Charge" as follows:

               "The Withdrawal Charge will be deducted from the remaining amounts in the Participant's Guarantee after the withdrawal or transfer payment is processed; except the Withdrawal Charge may be deducted from the withdrawal or transfer payment if there is an insufficient amount in the Participant's Guarantee to pay such a charge."

9. Effective as of May 1, 1987, Part I entitled "Definitions" is hereby amended by adding the following Section 1.08 at the end thereof:

               "SECTION 1.08. REORGANIZATION DATE

               The term "Reorganization Date" means May 1, 1987."

10. Effective as of March 21, 1994, in Section 2.02 entitled "Definitions Relating to the Investment Divisions" the second sentence of the definition of "Valuation Period" is amended to read as follows:

               "A 'Business Day' is any day on which Equitable's home office and the New York Stock Exchange are both open for business."

11. Part II entitled "The Separate Accounts" is hereby amended effective as of May 1, 1987, unless otherwise indicated, to read as follows:

               "PART II - THE SEPARATE ACCOUNT AND ITS INVESTMENT DIVISIONS

               SECTION 2.01 THE SEPARATE ACCOUNT AND ITS INVESTMENT DIVISIONS

               The term "Separate Account" means the Separate Account No. 301 established by Equitable and maintained under the laws of the State of New York. Realized and unrealized gains and losses from the assets of the Separate Account are credited or charged against it without regard to other income, gains or losses of Equitable. Assets are put in the Separate Account to support the certificates issued under the Contract and other variable annuity contracts and certificates. Assets may be put in the Separate Account for other purposes, but not to support contracts, policies or other agreements which are not variable in form.

               On the Reorganization Date, Equitable exercised its rights under the Contract and the certificates to operate Separate Account Nos. 301,302,303 and 304 (collectively, the "Predecessor Separate Accounts") as a unit investment trust under the Investment Company Act of 1940. As a result, the Predecessor Separate Accounts have been combined with and into the Separate Account.

               The Separate Account now operates in unit investment form and consists of Investment Divisions. Each of the Investment Divisions may invest its assets in a separate class of shares of a designated investment company in which each class represents a separate portfolio in the investment company. The Investment Divisions are:

                         o  the Money Market Division
                         o  the Stock Division
                         o  the Government Securities Division
                         o  the Balanced Division
                         o  the Aggressive Stock Division
                         o  the High Yield Division
                         o  the Global Division.

               Beginning May 1, 1994, the following three Investment Divisions will be available:

                         o  the Growth and Income Division
                         o  the Conservative Investors Division
                         o  the Growth Investors Division.

               On the Reorganization Date, the investment assets and liabilities of the Predecessor Separate Accounts were transferred to the Separate Account which transferred its investment assets and liabilities to the corresponding funds of the Harmony Investment Trust. On September 6, 1991, shares of the Funds (the "Funds") of the Hudson River Trust (the "Trust") were substituted for shares of the corresponding funds of the Prism Trust (formerly the Harmony Investment Trust). At such time, the Bond Division of the Prism Trust was merged into and became part of the Government Securities Division of the Trust. The transfer to the Funds did not change the Participant's existing Account Balances on the date of transfer.

               The assets of the Separate Account are the property of Equitable. The portion of assets in the Separate Account equal to the reserves and other contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business conducted by Equitable. Equitable reserves the right to transfer assets of any Investment Division in excess of the reserves and other liabilities with respect to that Investment Division to another Investment Division or to the general assets of Equitable ("General Account"), which supports the guarantees of the Contract and other contracts.

               Equitable may, at its discretion, make other Investment Divisions available to Participants. Equitable will provide Participants with written notice of all material details covering investment objectives and all charges, which may include expenses and fees, if any, incurred by the investment company.

               Equitable reserves the right, subject to compliance with applicable law, including approval of the Contract Holder or Participants, if required, (1) to cause the registration or deregistration of the Separate Account under the investment Company Act of 1940, (2) to operate the Separate Account under the direction of a committee and to discharge such committee at any time, (3) to restrict or eliminate any voting rights of Participants or other persons who have voting rights as to the Separate Account, (4) to add, change or remove the designated investment company, (5) to add, change or remove Investment Divisions, (6) to combine any two or more Investment Divisions, (7) to transfer assets from any one of the Investment Divisions to another Investment Division, and
               (8) to operate the Separate Account or one or more of the Investment Divisions by making direct investments or in any other form Equitable in its sole discretion determines. The term "Investment Division" refers to any other Investment Division in which the assets of a class of certificates to which the Contract belongs are placed. Equitable may, however, at its discretion, invest the assets of the Separate Account or one or more of the Investment Divisions in any investment permitted by applicable law.

               Equitable may rely conclusively on the opinion of counsel (including attorneys in its employ) as to what investments it is permitted by law to make. In addition, unless otherwise required by law or regulation, an investment adviser or any investment policy may not be changed without the consent of Equitable.

               If any of the above changes result in a material change in the underlying investments of an Investment Division of the Separate Account, Equitable will notify the Participant of such change. If the Participant has value in that Investment Division, the Participant may request Equitable in writing to transfer that value from that Investment Division (without charge) to another Investment Division of the Separate Account, and may additionally change the allocation percentages applicable to future contributions made for him or her.

               Equitable will value the assets of each Investment Division on each Business Day, in accordance with the provisions of Section 2.02.

               SECTION 2.02 DEFINITIONS RELATING TO THE INVESTMENT DIVISIONS.

               VALUATION PERIOD: For an Investment Division, the "Valuation Period" starts at the end of each Business Day and ends at the corresponding time on the next Business Day, and includes any non-business day or consecutive non-business days immediately preceding such Business Day. A "Business Day" is each weekday, excluding business holidays or other days on which changes in the value of securities held by the Separate Account (or any Investment Division) will not materially affect a Participant's value in the Separate Account (or such Investment Division).

               NET ASSETS: For an Investment Division, the "Net Assets" equal the value of the assets in the Investment Division at the close of business of a Valuation Period, minus the sum of (1) Expenses, and (2) any amount charged against the Investment Division in such Valuation Period for taxes or for amounts set aside by Equitable as a reserve for taxes attributable to the maintenance or operation of the Investment Division. The net asset value of a designated investment company's shares held in each Investment Division shall be the value reported to Equitable by such investment company.

               NET INVESTMENT FACTOR: For an Investment Division, the "Net Investment Factor" for a Valuation Period is (1) the Net Assets at the close of business of that Valuation Period, prior to giving effect to any amounts allocated to or withdrawn from the Investment Division during that Valuation Period, divided by (2) the Investment Division's Net Assets at the close of business of the preceding Valuation Period.

               UNIT: The "Unit" is a unit used in determining the value of a Participant's interest in an Investment Division for the period during which the Participant has contributions allocated to such Investment Division.

               UNIT VALUE: The "Unit Value" for each Investment Division on the first day contributions are allocated to the Separate Account will be equal to the Unit Value of the corresponding Predecessor Separate Account for the preceding Valuation Period multiplied by the Net

               Investment Factor applicable to such Investment Division. The Unit Value for each Investment Division for which there is no Predecessor Separate Account will be equal to $10.00 on the first day contributions are allocated to such Investment Division. The Unit Value for each subsequent Valuation Period with respect to an Investment Division is the Unit Value for the immediately preceding Valuation Period multiplied by the Net Investment Factor for such subsequent Valuation Period.

               EXPENSES: For a Valuation Period, the Expenses which may be charged to an Investment Division are as follows:

               (1) Any amount charged against the Investment Division by Equitable during such Valuation Period to cover certain expenses incurred in the operation of the Separate Account and the Investment Divisions, including, but not limited to, taxes, interest, Securities and Exchange Commission charges and certain related expenses including printing of registration statements and amendments, outside auditing and legal expenses and certain costs of maintaining participant services, including recordkeeping services.

               (2) The daily charge against the Investment Division for each day in such Valuation Period for administrative expense charges, calculated on the basis of an effective annual rate of 0.25% of the value of the assets in the Investment Division.

               If the aggregate expenses of an Investment Division for a calendar year (including the charges described in sub-paragraphs (1) and (2) of this definition and investment advisory fees of the Trust ("Investment Advisory Fee") and certain other expenses attributable to the assets of the Investment Division invested in a corresponding Fund of the Trust, but excluding interest, taxes, brokerage and, with the consent of appropriate state regulatory authorities, extraordinary expenses) exceed a charge determined on the basis of an effective annual rate of (i) 1.0% of the value of the Money Market Division's average daily Net Assets in such Investment Division during such calendar year, or (ii) 1.5% of the value of the Stock Division, the Government Securities Division or Balanced Division's average daily Net Assets in such

               Investment Division during such calendar year, then Equitable shall reimburse such Investment Division for the excess charged to such Investment Division.

               Notwithstanding anything to the contrary, if a Participant's Enrollment Date is prior to the Reorganization Date, the Investment Advisory Fee chargeable to such Participant's proportionate Account Balances invested in the corresponding
               Fund on each day in such Valuation Period, shall not exceed a charge, determined on the basis of an effective annual rate of
               (i) as to the Money Market Fund and the Government Securities Fund, 0.35% of the first $250 million, 0.325% of the next $250 million and 0.30% of the amount in excess of $500 million of the value of the assets of the Separate Account then invested in such Fund, and (ii) as to the Common Stock Fund and the Balanced
               Fund, 0.50% of the first $250 million, 0.45% of the next $250 million and 0.40% of the amount in excess of $500 million of the value of the assets of the Separate Account then invested in such Fund."

12.  In Section 3.01 entitled "Accounts" the following amendments are made:

     A. Effective immediately, the reference in the first paragraph to "Subsection 2 of Section 3.04" should be corrected to read "Subparagraph 2 of Section 3.03."

     B. Effective as of May 1, 1994, the third and fourth sentences of the first paragraph are hereby amended to read as follows:

               "The Investment Accounts made available to the Participant are as specified on Page 3. Equitable reserves the right to add or remove Investment Accounts. Any amounts allocated to an Investment Account will either become part of the General Account or part of an Investment Division of the Separate Account applicable to that Investment Account."

     C. Effective as of May 1, 1987, the last paragraph is hereby amended to read as follows:

               "Any amounts withdrawn from an Investment Account will no longer be part of the General Account or the applicable Investment Division."

13. Effective as of May 1, 1987, in Section 3.02 entitled "Account Balances of Investment Accounts" the first sentence is hereby amended by deleting the term "Separate Account" and by substituting the term "Investment Division".

14. In Section 3.03 entitled "Contributions" the following amendments are made:

     A. Effective March 21, 1994, subparagraph number 1 is hereby amended to read as follows:

          "1. Contributions may be made for the Participant through a Supplemental Agreement. Any contribution made for the Participant by any means other than through payroll deduction by the Participant's employer pursuant to a Supplemental Agreement may be made only subject to Equitable's rules then in effect."

     B. Effective as of February 26, 1993, subparagraph number 2 is hereby amended to read as follows:

          "2. A contribution may be made under the Contract for a Participant consisting of amounts derived from a rollover contribution (as described by one of the following Internal Revenue Code
               Sections: 402(c), 403(a)(4), 403(b)(8) or 408(d)(3); or for
               contracts issued before the Unemployment Compensation Amendments of 1992, by Internal Revenue Code Sections 402(a)(5), 402(a)(6), or, 402(a)(7))."

     C. Effective as of March 21, 1994, subparagraph numbers 3 and 4 are deleted in their entirety.

     D. Effective as of March 21, 1994, subparagraph number 6 is added to read as follows:

          "6. No contributions, other than cash contributions, will be accepted. Except in the case of a rollover contribution (as permitted by Sections 402(c), 403(a)(4), 403(b)(8), or 408(d)(3)
               of the Internal Revenue Code), or a Contribution made under the terms of a Simplified Employee Pension as defined in Section 408(k) of the Internal Revenue Code, the total of such Contributions will not exceed $2,000 for any taxable year. Amounts transferred to the Contract from an individual retirement account or annuity contract which meets the requirements of Section 408 of the Internal Revenue Code are not subject to the $2,000 limit."

     E. Effective as of January 1, 1987, a new subparagraph number 7 is added to read as follows:

          "7. The Participant shall be responsible, for tax purposes, for maintaining records as to the amount of contributions which are deductible and non-deductible made by or on behalf of such Participant."

15.  In Section 3.04 entitled "Allocations" the following amendments are made:

     A. Effective March 21, 1994, in subparagraph number 2, the reference to "Administrative Agreement" is amended to read "Supplemental Agreement."

     B. Effective as of May 1, 1987, subparagraph number 3 is hereby amended to read as follows:

          "3. Any contribution made without appropriate direction as to its allocation will be allocated to the Participant's Money Market Investment Account."

     C. Effective as of March 21, 1994, subparagraph number 4 is hereby amended by changing the second sentence to read as follows:

               "If a contribution made other than through payroll deduction accompanies the written notice, the change shall be effective as of the date of receipt of the contribution."

     D. Effective as of May 1, 1987, the following new paragraph is hereby added to the end thereof:

               "For individuals who are Participants on the Reorganization Date, allocations of contributions made after the Reorganization Date will be on the basis of the allocation percentages in effect immediately before the Reorganization Date unless changed by such Participant in accordance with the foregoing provisions of this Section.

               Accordingly, contributions which would otherwise have been allocated to the Predecessor Separate Account No. 301 will be allocated to the Money Market Division, contributions which would otherwise have been allocated to the Predecessor Separate Account No.302 will be allocated to the Stock Division, contributions which would otherwise have been allocated to the Predecessor Separate Account No.303 will be allocated to the Government Securities Division, and contributions which would otherwise have been allocated to the Predecessor Separate Account No.304 will be allocated to the Balanced Division. Contributions which were allocated to the Participant's Guaranteed Rate Account will continue to be allocated to the Guaranteed Rate Account."

16. Effective as of March 21, 1994, in Section 3.05 entitled "Transfers" the following amendments are made:

     A.   Subparagraph number 3 is deleted in its entirety.

     B.   Subparagraph number 4 is hereby amended to read as follows:

               "4. Transfers may not be made from one Guarantee in the Guaranteed Rate Account to another. Transfers from a Guarantee in the Guaranteed Rate Account may not be made during the Contribution Quarter with respect to that Guarantee. Any other transfer may be made at any time."

17. Effective as of March 21, 1994, Section 3.06 entitled "Partial Withdrawals" is amended to read as follows:

     A. In the first paragraph, the dollar amount of $10 listed in the second sentence is amended to $100.

     B. The second paragraph is hereby amended by deleting all references to the $5 processing charge in the first sentence.

     C.   The third sentence of the second paragraph is deleted in its entirety.

18. Effective March 21, 1994 in Section 3.08 entitled "Participant Service Charge" the following amendments are made:

     A. All references to the "Administrative Agreement" shall be replaced by "Supplemental Agreement."

     B. The third and fourth sentences of the second paragraph are replaced by the following:

               "The Participant Service Charge will be deducted from each Participant's Accounts, and within those Accounts from the Participant's balance in each Investment Account, in accordance with the ordering rule established by Equitable from time to time. The ordering rule in effect from time to time shall be available to the Participant upon request. Such withdrawals will reduce the number of Units in the Participant's Investment Accounts."

     C. The second and third sentences of the fourth paragraph will be deleted in their entirety.

19. Effective beginning March 21, 1994, a new Section 3.08a is added as follows:

               "3.08A ENROLLMENT FEE

               An enrollment fee of $25 will be paid to Equitable upon enrollment of each new Participant in a Simplified Employee Pension. Unless the Participant's employer pays the fee, it will be charged against the first contribution made on behalf of the Participant."

20. Effective March 21, 1994, in Section 3.09 entitled "Termination of Participation," the following amendments are made:

     A.   The second sentence of the first paragraph is amended by deleting the phrase "... minus a $5 processing charge...."

     B. In the first sentence of the second paragraph the minimum monthly payment for an Annuity Benefit is changed from $20 to $50.

21. In Section 3.10 entitled "Death or Disability Benefit" the following amendments are made:

     A. Effective as of January 1, 1987, the first sentence of the first paragraph is hereby amended by deleting the reference to "Section 408(f)(3)" and by substituting reference to "Section 72(m)(7)."

     B. Effective as of March 21, 1994, a new last sentence is added to read as follows:

               "Due proof of such death or disability must be received by Equitable at the Equitable office address on Page 3, or any other address Equitable designates in written notice to the Participant."

     C. Effective as of January 1, 1986, the second paragraph is hereby amended to read as follows:

               "Payment to the Participant or the beneficiary may be deferred by Equitable in accordance with the provisions of Section 5.06."

22. In Section 3.11 entitled "Optional Modes of Settlement" the following amendments are made:

     A. Effective as of January 1, 1985, the first paragraph is hereby amended to read as follows:

               "Any Participant may elect that the whole or any part of any amount that would otherwise be payable to the Participant's designated beneficiary in a single sum be paid to such beneficiary under an optional mode of settlement, subject to the provisions of Section 4.05 and to Equitable's rules in effect at the time of election. A beneficiary may make such an election after the Participant's death if no such election made by the Participant is then in effect."

     B. Effective as of March 21, 1994, the last sentence of the third paragraph is hereby amended to read as follows:

               "Any election, designation, revocation or change shall be effective as of the date written notice thereof is received by Equitable at the office on Page 3, or any other address Equitable designates in written notice to the Participant."

23. In Section 4.01 entitled "Annuity Benefit" the following amendments are made:

     A. Effective as of May 2, 1988, the third paragraph is hereby amended to read as follows:

               "The term 'Amount Applied' means the portion of the Annuity Value which the Participant elects to apply toward an Annuity Benefit pursuant to Section 4.02, less any state Premium Tax as determined by

               Equitable, and a one-time administrative fee in an amount as follows: Participants who purchased contracts prior to July
               1, 1983 have no charge; Participants who purchased contracts on or after July 1, 1983 and prior to May 2, 1988 are charged $175; and Participants who purchased contracts on or after May 2, 1988 are charged at the applicable rate in effect on the date of purchase."

     B. Effective as of May 1, 1987, the second paragraph hereby amended to read as follows:

               "The term "Annuity Value" means the amount, determined on the Participant's Retirement Date, equal to the sum of the Account Balances of the Participant's Investment Accounts and the Cash Value of the Participant's Guaranteed Rate Account."

24. In Section 4.02 entitled "Election and Commencement of Annuity Benefits" the following amendments are made:

     A. Effective as of March 21, 1994, in the second paragraph, the minimum monthly Annuity Benefit or periodic distribution payment is changed from $20 to $50.

     B. Effective as of February 26, 1993, the following paragraphs are added at the end thereof:

               "Notwithstanding anything in the Contract or the certificate to the contrary, the entire value of the Participant's Accounts (less applicable charges as determined by Equitable pursuant to the terms of the Contract or the certificate) will be distributed or commence to be distributed no later than the Participant's Retirement Date in equal or substantially equal amounts over (a) the life of such Participant, or the lives of such Participant and his designated beneficiary, or (b) a period not extending beyond the life expectancy of such Participant, or the joint and last survivor life expectancy of such Participant and his designated beneficiary.

               Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either non increasing or they may increase only as provided in Q&A F-3 of
               Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

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

               All distributions made hereunder shall be made in accordance with the requirements of Section 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

               Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Participant by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the Participant and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the Participant attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated."

25. Effective as of March 21, 1994, in Section 4.04 entitled "Periodic Distribution Option" the following amendments are made:

     A.   The first paragraph is hereby amended to read as follows:

               "The Participant may elect pursuant to Section 4.02 to receive the Account Balance of each of the Participant's Investment Accounts under the periodic distribution option, so long as such payments extend for a period of three years or longer. Such option, subject to the conditions set forth in the following subparagraphs, provides either:

               (a) Period Certain: A series of monthly, quarterly, semi-annual or annual installment payments (as specified by the Participant) over a number of whole years beginning as of the Participant's Retirement Date, such number of whole years being the lesser of (i) the number of whole years designated by the Participant before the Participant's Retirement Date and (ii) the number of years equal to the greater of the life

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

                    expectancy of the Participant and the joint and last survivor life expectancy of the Participant and the Participant's designated beneficiary as of the Participant's Retirement Date, rounded to the next lower whole year. If permitted by Equitable pursuant to its rules in effect at the time, the life expectancy of the Participant and his spouse may be recalculated once each year. The life expectancy of a beneficiary other than the Participant's spouse may not be recalculated after distribution has commenced.


               (b) Dollar Certain: A series of level monthly, quarterly, semi-annual or annual installment payments (as specified by the Participant) in an amount specified by the Participant such that the period of payments is projected, as of the date of the first payment, to be a period of at least three years' duration."

     B.   Subparagraph number 1 is amended to read as follows:

          "1. Payments made under the periodic distribution option will include interests held by the Participant in the Guaranteed Rate
               Account. However, Equitable reserves the right to suspend distribution from the Guaranteed Rate Accounts for such payments in its sole discretion."

     C.   Subparagraph number 2 is hereby amended to read as follows:

          "2. The amount of each Period Certain monthly, quarterly, semi-annual or annual installment elected in accordance with
               Section 4.04(a) above shall be computed by Equitable beginning on the date as of which such installment payments commence, and thereafter, as of the first day of each succeeding month, quarter, semi-annual or annual period. The amount of each such periodic distribution payment shall be determined by dividing the sum of the Account Balances of the Participant's Investment Accounts as of the first day of each period by the number of periods remaining."

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


     D.   Subparagraph number 3 is amended to read as follows:

          "3. Each periodic distribution payment will be withdrawn from the Participant's Investment Accounts in proportion to the amount of the Participant's interest in each such Investment Account immediately before such payment is made."

     E.   Subparagraph number 5 is amended to read as follows:

          "5. While periodic distributions are being made, the Participant may transfer amounts among the Investment Accounts maintained for the Participant pursuant to Section 3.01, except that transfers may not be made from one Guaranteed Rate Account to another.
               A Withdrawal Charge pursuant to Section 1.06 will be deducted from such transfers."

     F. Subparagraph number 6 is amended by changing the phrase "monthly installment" to read "periodic distribution" and by deleting the phrase "...minus a $5 processing charge."

     G. Subparagraph numbers 7 and 8 are amended by changing the phrase "monthly installment" to read "periodic distribution."

26. Effective as of February 26, 1993, in Section 4.05 entitled "Payment of Benefits" the first paragraph is deleted and the following paragraphs are inserted in its place, to read as follows:

               "With regard to any form of benefit elected in accordance with
               Section 4.02, if the Participant dies before the entire interest is distributed, the following distribution provisions shall apply:

               (a) If the Participant dies after distribution of his interest in the Accounts has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Participant's death. If a distribution for a Period Certain in accordance with Section 4.04 had commenced prior to the Participant's death, then the distribution shall be made to the

                    Participant's beneficiary, limited in accordance with the option selected.

               (b) If the Participant dies before distribution of his interest in the Accounts commences, the Participant's entire interest will be distributed in accordance with one of the following four provisions:

                    (1) The Participant's entire interest will be paid within 5 years after the date of the Participant's death.

                    (2) If the Participant's interest is payable to a beneficiary designated by the Participant and the Participant has not elected (1) above, then the entire interest will be distributed in substantially equal installments over the life or life expectancy of the designated beneficiary commencing no later than one year after the date of the Participant's death. The designated beneficiary may elect at any time to receive greater payments.

                    (3) If the designated beneficiary of the Participant is the Participant's surviving spouse, the spouse may elect within the five year period commencing with the Participant's date of death to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing on any date prior to the date on which the deceased Participant would have attained the age of 70 1/2. The surviving spouse may accelerate these payments at any time, by either increasing the frequency or amount of such payments.

                    (4) If the designated beneficiary is the Participant's surviving spouse, the surviving spouse may treat the Participant's Accounts as his or her own individual retirement account ("IRA"). This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Accounts, makes a rollover to or from such Accounts, or fails to elect any of the above three provisions.

                         Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section

                         1.72-9 of the Income Tax Regulations. For purposes of distributions begining after the Participant's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years.

                         Distributions under this section are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under Section 401(a)(9) of the Regulations.

                    (c) For purposes of this requirement, any amount paid to a child of the Participant will be treated as if it had been paid to the Participant's surviving spouse if the remainder of the interest becomes payable to the surviving spouse when the child reaches the age of majority."

27. Effective as of February 23, 1993, Section 5.01 is amended by adding the following third paragraph:

               "The Contract and the certificates issued thereunder are established for the exclusive benefit of the Participant and his or her beneficiaries."

28. Effective as of January 1, 1985, in Section 5.04 entitled "Beneficiary" the first paragraph is hereby amended to read as follows:

               "If the Participant so elects in writing, any amount that would otherwise be payable to the designated beneficiary in a single sum may be applied to provide an Annuity Benefit, on the form of annuity elected by the Participant with respect to the designated beneficiary, subject to the provisions of
               Section 4.05 and to Equitable's rules then in effect. If at the death of a Participant there is no election in effect to apply the Death Benefit to provide an Annuity Benefit, the designated beneficiary may make such an election subject to the provisions of Section 4.05 and Equitable's rules then in effect."

29. Effective July 26, 1992, the date on which Equitable converted from a mutual life insurance company to a stock life insurance company, Section
     5.11 entitled "Participation in Surplus" is deleted in its entirety.



------------------------------------                --------------------
       Joseph J. Melone                              Richard H. Jenrette
President and Chief Executive Officer               Chairman of the Board

                          --------------------------
                                Molly K. Heines
                         Vice President and Secretary


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